Exhibit 4.1

EIGHTH AMENDMENT TO CREDIT AGREEMENT

This EIGHTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of March 26, 2007, among RADIANT SYSTEMS, INC., a Georgia corporation (“Parent”), and each of Parent’s Subsidiaries identified on the signature pages hereof (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as “Borrowers”), the Lenders (as defined in the hereinafter defined Credit Agreement) signatories hereto, and WELLS FARGO FOOTHILL, INC., a California corporation, as the arranger and administrative agent for the Lenders (“Agent”).

WITNESSETH:

WHEREAS, Borrowers, Agent and the Lenders are parties to that certain Credit Agreement dated as of March 31, 2005, as amended by that certain First Amendment to Credit Agreement dated as of June 7, 2005, that certain Second Amendment to Credit Agreement dated as of June 22, 2005, that certain Third Amendment to Credit Agreement dated as of August 4, 2005, that certain Fourth Amendment to Credit Agreement dated as of September 15, 2006, that certain Fifth Amendment to Credit Agreement dated as of January 3, 2006, that certain Sixth Amendment to Credit Agreement dated as of October 27, 2006, and that certain Seventh Amendment to Credit Agreement dated as of December 27, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement), pursuant to which the Lender Group has agreed to make the Term Loan, Advances and other extensions of credit to Borrowers from time to time pursuant to the terms and conditions thereof and the other Loan Documents; and

WHEREAS, Borrowers have requested that certain terms and conditions of the Credit Agreement be amended, and the Lender Group has agreed to the requested amendments on the terms and conditions provided herein;

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendment to the Credit Agreement. Section 6.16 of the Credit Agreement, Financial Covenants, is hereby modified and amended by amending and restating such Section in its entirety as follows:

“6.16 Financial Covenants.

(a) Fail to maintain or achieve:

(i) Minimum EBITDA. EBITDA, measured on a quarter-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$22,165,099	For the 12 month period ending March 31, 2007
$23,499,618	For the 12 month period ending June 30, 2007
$22,869,881	For the 12 month period ending September 30, 2007
$22,720,000	For the 12 month period ending December 31, 2007

provided that, thereafter, upon receipt of the Projections required to be delivered to Agent pursuant to clause (f) of Schedule 5.3 hereof for each fiscal year, Borrowers and Agent shall negotiate in good faith to determine the minimum EBITDA as of the end of each trailing 12 month period covered by such Projections for such fiscal year and, in the event that Borrowers and Agent are unable to agree upon the amounts of such EBITDA covenant levels on or before the earlier of (A) the date that is 30 days after the date that Agent has received such Projections and (B) the date that is 30 days after the date that Borrowers were required to deliver to Agent such Projections, or if the Projections delivered to Agent are not reasonably satisfactory to Agent in form and substance in terms of projected amounts and assumptions, the EBITDA covenant levels contained in this Section 6.16(a)(i) for each 12 month period ending on the last day of each quarter of such fiscal year shall be 110% of the EBITDA covenant level for the corresponding 12-month period ending on the last day of the immediately preceding fiscal year.

(ii) Minimum Tangible Net Worth. Tangible Net Worth, measured on a quarter-end basis as of the last day of each quarter, of at least the required amount set forth in the following table for the applicable period ending on the date set forth opposite thereto:

Applicable Amount	Applicable Period
$24,026,000	March 31, 2007
$27,065,000	June 30, 2007
$30,616,000	September 30, 2007
$34,763,000	December 31, 2007

provided that, thereafter, upon receipt of the Projections required to be delivered to Agent pursuant to clause (f) of Schedule 5.3 hereof for each fiscal year, Borrowers and Agent shall negotiate in good faith to determine the minimum Tangible Net Worth as of the end of each trailing 12 month period covered by such Projections for such fiscal year and, in the event that Borrowers and Agent are unable to agree upon the amounts of such Tangible Net Worth covenant levels on or before the earlier of (A) the date that is 30 days after the date that Agent has received such Projections and (B) the date that is 30 days after the date that Borrowers were required to deliver to Agent such Projections, or if the Projections delivered to Agent are not reasonably satisfactory to Agent in form and substance in terms of projected amounts and assumptions, the Tangible Net Worth covenant levels contained in this Section 6.16(a)(ii) shall be 110% of the Tangible Net Worth covenant level for the last day of the immediately preceding fiscal year.

(b) Capital Expenditures. Make Capital Expenditures and capitalized software development cost expenditures in any fiscal year in excess of the aggregate amount set forth in the following table for the applicable period:

Applicable Amount	Fiscal Year
$10,800,000	Fiscal Year 2007

provided that, thereafter, upon receipt of the Projections required to be delivered to Agent pursuant to clause (f) of Schedule 5.3 hereof for each fiscal year, Borrowers and Agent shall negotiate in good faith to determine the maximum Capital Expenditures and capitalized software development cost expenditures for the fiscal year covered by such Projections and, in the event that Borrowers and Agent are unable to agree upon the maximum amount of such expenditures on or before the earlier of (A) the date that is 30 days after the date that Agent has received such Projections and (B) the date that is 30 days after the date that Borrowers were required to deliver to Agent such Projections, or if the Projections delivered to Agent are not reasonably satisfactory to Agent in form and substance in terms of projected amounts and assumptions, the expenditure covenant level contained in this Section 6.16(b) for each 12 month period ending on the last day of such fiscal year shall be 100% of the expenditure covenant level for the corresponding 12-month period ending on the last day of the immediately preceding fiscal year.”

2. No Other Amendments or Waivers. Except in connection with the amendment set forth above, the execution, delivery and effectiveness of this Amendment shall not operate as an amendment or waiver of any right, power or remedy of Agent or the Lenders under the Credit Agreement or any of the other Loan Documents, nor constitute a waiver of any provision of the Credit Agreement or any of the other Loan Documents. Except for the amendment set forth above, the text of the Credit Agreement and all other Loan Documents shall remain unchanged and in full force and effect and Borrowers hereby ratify and confirm their respective obligations thereunder. This Amendment shall not constitute a modification of the Credit Agreement or any of the other Loan Documents or a course of dealing with Agent or the Lenders at variance with the Credit Agreement or the other Loan Documents such as to require further notice by Agent or the Lenders to require strict compliance with the terms of the Credit Agreement and the other Loan Documents in the future, except as expressly set forth herein. Borrowers acknowledge and expressly agree that Agent and the Lenders reserve the right to, and do in fact, require strict compliance with all terms and provisions of the Credit Agreement and the other Loan Documents, as amended herein. Borrowers have no knowledge of any challenge to Agent’s or any Lender’s claims arising under the Loan Documents, or to the effectiveness of the Loan Documents.

3. Conditions Precedent to Effectiveness. This Amendment shall become effective as of the date hereof, when, and only when, Agent shall have received, in form and substance satisfactory to Agent:

(a) counterparts of this Amendment duly executed and delivered by Borrowers, Agent and the Lenders; and

(b) such other information, documents, instruments or approvals as Agent or Agent’s counsel may reasonably require.

4. Representations and Warranties of Borrowers. In consideration of the execution and delivery of this Amendment by Agent and the Lenders, each Borrower hereby represents and warrants in favor of the Lender Group as follows:

(a) As to each Borrower, the execution, delivery, and performance by such Borrower of this Amendment have been duly authorized by all necessary action on the part of such Borrower;

(b) As to each Borrower, the execution, delivery, and performance by such Borrower of this Amendment do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to any Borrower, the Governing Documents of any Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on any Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of any Borrower (including any of the Senior Note Documents), (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of any Borrower, other than Permitted Liens, or (iv) require any approval of any Borrower’s members or shareholders or any approval or consent of any Person under any material contractual obligation of any Borrower, other than any consent or approval that has been obtained and remains in full force and effect;

(c) The execution, delivery, and performance by such Borrower of this Amendment do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person, other than any consent or approval that has been obtained and remains in full force and effect;

(d) As to each Borrower, the Loan Documents to which such Borrower is a party (including, without limitation, the Credit Agreement, this Amendment and all other documents contemplated hereby), when executed and delivered by such Borrower, will be the legally valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally;

(e) No Default or Event of Default exists under the Credit Agreement or the other Loan Documents; and

(f) As of the date hereof, all representations and warranties of Borrowers set forth in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects, except to the extent such representation or warranty expressly relates to an earlier date (in which case such statement was true and correct in all material respects on and as of such earlier date).

5. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. In proving this Amendment in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures delivered by a party by facsimile transmission or by e-mail transmission shall be deemed an original signature hereto.

6. Reference to and Effect on the Loan Documents. Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement” “thereunder,” “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby.

7. Costs, Expenses and Taxes. Borrowers agree, jointly and severally, to pay on demand all costs and expenses in connection with the preparation, execution, and delivery of this Amendment and the other instruments and documents to be delivered hereunder, including, without limitation, the fees and out-of-pocket expenses of counsel for Agent with respect thereto and with respect to advising Agent as to its rights and responsibilities hereunder and thereunder. In addition, Borrowers agree, jointly and severally, to pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, and agree to save Agent and the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes. Borrowers hereby acknowledge and agree that Agent may, without prior notice to Borrowers, charge such costs and fees to Borrowers’ Loan Account pursuant to Section 2.6(d) of the Credit Agreement.

8. Section Titles. The section titles contained in this Amendment are included for the sake of convenience only, shall be without substantive meaning or content of any kind whatsoever, and are not a part of the agreement between the parties.

9. Severability of Provisions. Each provision of this Amendment shall be severable from every other provision of this Amendment for the purpose of determining the legal enforceability of any specific provision.

10. Entire Agreement. This Amendment and the other Loan Documents constitute the entire agreement and understanding between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior negotiations, understandings and agreements between such parties with respect to such transactions.

11. GOVERNING LAW. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AMENDMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF GEORGIA.

12. Loan Document. This Amendment shall be deemed to be a Loan Document for all purposes.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the day and year first written above.

BORROWERS:	RADIANT SYSTEMS, INC., a Georgia corporation

	By:	/s/ Mark Haidet
	Name:	Mark Haidet
	Title:	Chief Financial Officer

RADIANT SYSTEMS INTERNATIONAL, INC., a Georgia corporation

	By:	/s/ Mark Haidet
	Name:	Mark Haidet
	Title:	Treasurer

RETAILENTERPRISE, LLC, a Georgia limited liability company

	By:	/s/ Mark Haidet
	Name:	Mark Haidet
	Title:	Chief Financial Officer

RADIANT SYSTEMS CENTRAL EUROPE, INC., a Georgia corporation

	By:	/s/ Mark Haidet
	Name:	Mark Haidet
	Title:	Treasurer

RADIANT HOSPITALITY SYSTEMS, LTD., a Texas partnership

	By:	Radiant Systems, Inc., a Georgia corporation, its sole General Partner

	By:	/s/ Mark Haidet
	Name:	Mark Haidet
	Title:	Chief Financial Officer

RADS HOLDING CORP., a Delaware corporation

	By:	/s/ Mark Haidet
	Name:	Mark Haidet
	Title:	Treasurer

RADIANT ENTERPRISE SOFTWARE LLC, a Georgia limited liability company

	By:	/s/ Mark Haidet
	Name:	Mark Haidet
	Title:	Chief Financial Officer

ESTORELINK.COM, INC., a Georgia corporation

	By:	/s/ Mark Haidet
	Name:	Mark Haidet
	Title:	Treasurer

AGENT AND LENDER:	WELLS FARGO FOOTHILL, INC., a California corporation, as Agent and as a Lender

	By:	/s/ Gary Forlenzu
	Name:	Gary Forlenzu
	Title:	Vice President